Exhibit 5.1

Hogan Lovells US LLP 1735 Market Street, Floor 23 Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

August 29, 2019

Board of Directors

Fibrocell Science, Inc.

405 Eagleview Blvd.

Exton, PA 19341

Ladies and Gentlemen:

We are acting as counsel to Fibrocell Science, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering of up to an aggregate of 1,201,827 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), which includes (1) 590,000 Shares that are reserved for future issuance pursuant to the Fibrocell Science Inc. 2019 Equity Incentive Plan (the “Plan”), (2) 110,000 Shares reserved for issuance upon the exercise of outstanding stock options granted under the Plan, and (3) 501,827 Shares subject to outstanding awards granted under the Fibrocell Science, Inc. 2009 Equity Incentive Plan, as amended. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, or a duly authorized committee thereof, the Plan and any underlying award agreements or letters, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP